Exhibit 99.(p)(ii)

MARTIN CURRIE POLICIES AND PROCEDURES

July 2014

CODE OF ETHICS

This policy applies to Martin Currie Investment Management (“MCIM”) and Martin Currie, Inc. (“MCI”), together “Martin Currie” or “the Firm”. For the avoidance of doubt, for the purposes of the application of the Firm’s Policies and Procedures, including this Policy, any reference to ‘employee’ includes any contract staff and secondees.

CONTENTS

INTRODUCTION	1
GENERAL PRINCIPLES	2
FIDUCIARY DUTIES	3
PERSONAL SECURITIES TRANSACTIONS	6

INTRODUCTION

Martin Currie’s Code of Ethics (the “Code”) is the primary expression of the business code of conduct and ethics that apply to all employees of Martin Currie. Along with the policies in the Compliance Manual, the Code sets out the standards and responsibilities that apply to all employees.

Scope and Application

This policy applies to all employees, including temporary employees, as well as dependants (see below).

The SEC regulations require Investment Advisers to implement a Code of Ethics (the “Code”) to set forth the standards of business conduct expected of “Access Persons”. Access Person is the term used to describe an individual who has access to nonpublic information about the investment management activities provided to clients. A full definition of the term can be found in Appendix 1. Given the open nature of our offices and the absence of “Chinese walls” to prevent the spread of nonpublic information, Martin Currie has deemed all employees (including temporary employees and dependants) to be Access Persons.

Certification requirements

All officers and employees of Martin Currie must be provided with a copy of the Code when they join, and must acknowledge that they have read and understood it. On an annual basis, all employees are provided with the latest version of the Code and must again certify that it has been read and understood in the period since they last certified.

Regulatory Background

Martin Currie is regulated in the UK, Singapore and the US and therefore this Code covers the regulatory requirements associated with personal account dealing, insider trading, hospitality and gifts and external directorships in all these countries. In practice, rather than try to comply with three sets of rules at the same time, we apply the stricter rule set across all clients, regardless of the rule’s origin or the client’s location. Below is a summary of the main rules this policy is designed to comply with.

Under Rule 17j-1(a) of the United States Investment Company Act of 1940, as amended, (the “1940 Act”) and Rule 204A-1 of the United States Investment Advisers Act of 1940, as amended, (the “Advisers Act”), investment advisers to any registered US investment companies and other registered investment advisers are required to have a Code of Ethics.

There are a number of other US federal securities laws which contain references to the subjects covered in the Code. These include: the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, as amended, the Advisers Act, the 1940 Act, Title V of the Gramm-Leach-Bliley Act of 1999, as amended, (privacy and security of client nonpublic information), and the Bank Secrecy Act, as amended, as it applies to mutual funds and investment advisers. In addition, the Securities and Exchange Commission (“SEC”) has also drawn up rules based on the provisions of a number of these laws.

Martin Currie employees are also subject to the Financial Conduct Authority (“FCA”) high level principles for businesses, as well as the rules on personal account dealing contained in the Conduct of Business Sourcebook and the rules contained in the Market Conduct Sourcebook.

GENERAL PRINCIPLES

This Code is based on the principle that Martin Currie owes a fiduciary duty to our clients when providing investment management services.

This means that employees have a fundamental obligation to act in the best interests of our clients. We owe our clients a duty of undivided loyalty and utmost good faith.

Accordingly, you must avoid activities that might interfere or appear to interfere with making decisions in the best interests of clients. You must not take unfair advantage of your position. The specific provisions of the Code must be adhered to as well as its general principles. This Code does not attempt to identify all possible conflicts of interest and compliance with the specific procedures described in the Code will not shield you from liability for personal trading or other conduct that violates your fiduciary duties to clients. You are required to report any violations of the Code promptly to the Chief Compliance Officer.

At all times you must:

•                  Place the interests of clients first.

•                  Not cause a client to take action, or not to take action, for your personal benefit. For example, you would violate this Code by causing a client to purchase a security you owned for the purpose of increasing the price of that security.  Another example would be if you invest for your own personal account in a security that may be appropriate for your clients, without first considering that investment for your clients.

•                  Avoid taking inappropriate advantage of your position.

•                  Avoid any situation that might compromise, or call into question the exercise of your independent judgment.

•                  Not offer or accept Hospitality or Gifts that could affect or could be perceived to affect your ability to act in clients’ best interests. The full policy on hospitality and gifts can be found on the Compliance section of the Martin Currie sharepoint site.

•                  Not engage in, or help others engage in, insider trading. A more detailed discussion of insider trading can be found below.

•                  Conduct all personal securities transactions in full compliance with this Code.

Any questions concerning this Code should be addressed to the Chief Compliance Officer. Employees may be subject to remedial action under this Code, to protect the integrity and reputation of Martin Currie, even in the absence of a proven violation.

In order to ensure that employees act in the best interests of clients, Martin Currie has implemented a number of compliance policies designed to support this Code. These policies include (but are not limited to):

•                  Conflicts of Interest

•                  Treating Customers Fairly

•                  Insider Dealing

•                  Hospitality and Gifts

•                  Anti Bribery and Corruption

•                  Data Protection

•                  Complaints

•                  Client Communications

•                  Fraud Prevention

•                  External Business Activities

•                  Contradictory Positions

•                  Cross Trades

•                  Market Timing and Excessive Trading

•                  Reward and Remuneration

FIDUCIARY DUTIES

Confidentiality

You may not reveal any information relating to the investment intentions, activities or portfolios of clients or securities that are being considered for purchase or sale except to individuals who need to know that information in order to carry out their appointed roles.

Anti-Bribery

Martin Currie’s business culture is one of zero tolerance on bribery. All business activities must be carried out in accordance with the Martin Currie “Anti-bribery Policy”. It is an offence to offer, promise, give, request, and agree to receive or accept a bribe. Anything designed to create an undue advantage or to influence the recipient into performing their function improperly would be considered a bribe. As well as monetary bribes, a bribe can be non-monetary benefits including gifts or hospitality out with normal business practices. If you are in any doubt as to whether an activity could contravene Martin Currie’s policy you should consult the Compliance team

Hospitality and Gifts

Extraordinary or extravagant gifts are not permissible and must be declined or returned. You may accept gifts and promotional items (e.g. pens, mugs, umbrellas etc.) of a de minimus value, and customary business hospitality, such as routine lunches and dinners at which both you and the giver are present. All gifts (excluding promotional items) must be passed to the Head of Intelligent Office, and an online gifts form must be completed. A hospitality form must be completed for all corporate entertainment over a value of £100. Both the gift and hospitality forms can be found on the intranet. The Compliance team is responsible for maintaining a record of all corporate hospitality and gifts received and performing monitoring as appropriate.

If you are in any doubt as to whether or not you may accept a gift you should consult the Compliance team. Under no circumstances should you solicit the receipt of gifts or entertainment. It is permitted to provide reasonable entertainment to individuals associated with securities, financial organizations or clients provided that both you and the recipient are present. For more information, please see the “Hospitality and Gifts” and “Anti bribery and corruption” policies.

Undue Influence

You may not cause or attempt to cause any advisory client to purchase, sell or hold any security for the purpose of creating any personal benefit for you, or your dependants.

If you are providing investment advice or investment recommendation to a client in respect of a particular investment or transaction in circumstances in which you or a dependant stand to benefit personally from that investment or transaction being made or completed, then you must disclose that interest to the Chief Compliance Officer. The Compliance team will record the conflict in the central Conflict Register and any authorisation will be subject to the overriding principle that such a decision is in the best interest of our client(s) and that the benefit to the person recommending the investment was merely incidental. Formal approval must be given in writing and the rationale must be clearly stated.

Service as Director on Boards Outside the Group

Industry standard guidance on code of ethics issues state that investment managers should not take directorships in publicly listed companies. We do not permit employees to take on such directorships (unless in exceptional circumstances) and require pre-approval of all unlisted directorships (first by line manager then by the Compliance team). If in exceptional circumstances, an employee does take on a directorship of a limited company, the Compliance team may require that the employee be isolated from those officers and employees who make investment decisions with respect to the securities of that entity, through an “ethical wall” or other procedures. Further, without prior written approval, employees may not provide financial advice (e.g., through service on a finance or investment committee) to a private, educational, or charitable organization (other than a trust or foundation established by that employee or an immediate family member), or enter into an agreement to be employed or to accept compensation in any form from any person or entity other than Martin Currie or one of its affiliates.

Political Contributions to Elected Officials or Candidates

Martin Currie may, from time to time, seek to obtain investment management or advisory business from state and local governments located primarily but not limited to, the United States. In doing so it is important that Martin Currie manages potential conflicts of interest that may arise throughout the duration of any such relationship. This section should be read in conjunction with the Martin Currie group’s Anti-Bribery policy and other related policies.

One specific conflict of interest may be the participation in behaviour which may be deemed to be “pay to play” practices. “Pay to play” practices involve using political contributions to influence the award of investment business.

To safeguard Martin Currie against reputational damage and regulatory risk, Martin Currie and its employees are strictly prohibited to participate in such practices or make contributions of any kind. A “contribution” means any gift, subscription, loan, advance or deposit of money or anything of value made for:

(i)                                     the purpose of influencing any election for federal, state or local office;

(ii)                                  payment of debt incurred in connection with any such election; or

(iii)                               transition or inaugural expenses of a successful candidate for state or local office.

Furthermore, such practices are not limited to monetary gifts and extend to contributions of any ‘value’, including for example, donating Martin Currie resources such as office space, agreeing to print materials or even an individual donating time during working hours while he/she is being paid by Martin Currie.

If Martin Currie, or its employees, are approached by an elected official or candidate or asked by a client or prospective client to contribute to a political fundraising event, the Compliance team require to be notified as soon as practicable. The Compliance team will maintain a record of such instances in its conflicts register and consider if any action and/or reporting is required.

Further, such requests should be responded to in writing, noting that Martin Currie’s policies and procedures do not permit contributions to political campaigns.

PERSONAL SECURITIES TRANSACTIONS

Rule 204A-1 of the Investment Advisers Act of 1940 requires access persons to report their personal securities transactions periodically. The policy below sets out responsibilities for all Martin Currie employees when conducting personal securities transactions in order to comply with the Act.

Notifiable Investments

The procedures described below only apply to trades in “Notifiable Investments”. This term covers a wide range of securities including exchange-traded equities, corporate bonds, derivatives and rights issues. A full list can be found in Appendix 1. For completeness, there is also a list of securities that are not classed as Notifiable Investments in Appendix 1.

New Employees

All new employees must disclose, on the New Start Employee Dealing Declaration Form (the “Form”), any Notifiable Investments you, or any dependants, hold within 10 days of the commencement of employment. The information in the Form must be current as of a date no more than 45 days prior to the date of the commencement of employment. Failure to properly disclose both your and your dependants’ investments in a timely fashion is a breach of internal procedures and may result in disciplinary action.

Annual Disclosure of Personal Holdings

Every year, all employees must certify that the securities holding information held on the online system for them and their dependants is accurate. The annual sign-off must be completed even if you have no securities holdings. Employees can view their pending and completed transactions for the current year at any time.

Employee Dealing -Approval Process

Step 1: Employee requests approval for trade

Employees must obtain pre-approval, from either an approved product manager, research analyst or the Head of Investments and a senior dealer (the “authorisers”), prior to transacting in a Notifiable Investment, for their own account or for the account of a dependant. Please see appendix 2 for information on how to complete this process.

Step 2: Trade request reviewed by authorisers

The authorisers are responsible for reviewing the dealing request form and will determine whether or not to approve the proposed securities transaction. The following matters will be taken into consideration when deciding whether to approve the trade:

1.                                      Is there a pending order for a client in the security on the dealing system?

2.                                      Is a transaction in the security currently being seriously considered or likely to be?

3.                                      Has a trade been or will a trade be executed within seven days (unless is it is determined that the employee trade in no way conflicts with the interests of the client. Note that the total blackout period is fifteen days (the day of the Client trade and seven days before and after)?

4.                                      Is the security is on the insider list?

In considering whether a conflict exists, the authorisers will look at the liquidity of the security, the size of any client deals and the size of any employee deals. In the case of new issues the authorisers will need to ensure that the employee has not been allocated shares (in the type of new issues where shares are pre-allocated) on the basis of their position at Martin Currie and that their acquiring shares would not reduce the amount of shares available for clients. Compliance undertake periodic checks to confirm the process is working in practice including investigating trading patterns that may constitute market timing or short swing trading.

If the dealing request relates to an unquoted company, consideration needs to be given to the likelihood of that company becoming quoted, and if it is likely, whether in the future the company may be one that we may invest in on behalf of clients. If investment employees hold shares in unquoted securities they are precluded from making any investment decision in these securities on behalf of clients. In such circumstances any decision relating to the securities must be taken by the Head of Investments. The Chief Compliance Officer must be notified when such situations arise and must record such instances on Martin Currie’s Conflicts Issues Log.

Step 3: Employee receives approval to complete the trade

Trades must be executed within 24 hours of obtaining authorisation, after which time the authorisation becomes null and void and the approval process must be completed again.

If you become aware that that the information in the dealing request form is no longer accurate, you must not proceed with the trade. Similarly, if either of the authorisers become aware of circumstances which would result in not granting approval, they should immediately notify the trading employees who should ensure that the trade is not carried out.

Remember: it is YOUR responsibility to ensure that the trade does not constitute market abuse, and the dealing request form is authorised in a timely manner.

Step 4: Provision of Contract Notes

A copy of all contract notes for deals in Notifiable Investments must be provided to the Compliance team within 10 working days of the trade date. In addition, a copy of all contract notes relating to investments in the Martin Currie Investment Funds Oeic and Martin Currie Global Funds Sicav must also be provided to the Compliance team within 10 working days of the trade date.

It is standard practice for US brokers to provide their clients with quarterly transaction reports to allow them to meet the requirements of Rule 17j-1(d) of the 1940 Act. Where an employee trades with a US broker, they may provide Compliance with copies of these reports however this does not supersede the requirement to provide a contract note within 10 working days of the trade date.

Dependants

A dependant essentially means any person for whom you have, or could be perceived to have, control over their financial dealings, this includes:

•                  Spouse/co-inhabitant

•                  Children under 16

•                  Any other person dependant on you for support (for example a parent who lives in your home or a child over 16 who relies on you for financial support)

•                  Trusts held under you or your dependants names for which you give investment advice or instructions on particular deals.

In certain circumstances a dependant may be excluded from declaring their investment holdings (for example because they have a discretionary portfolio or because they work for another financial services firm and already discloses details of their investments to their employer). If you believe that you are not required to disclose a dependant’s investment holdings you must complete a “Dependants dealing exemption form”, which can be found on the intranet, and submit it to the Compliance team for consideration. If the form is accepted, no further action is required (unless the dependant’s circumstances change). If the form is rejected you must follow the procedures described in this Code.

Mandatory Corporate Activity

For mandatory corporate activity, you must complete an Omissions form to ensure your employee dealing records remain up to date and accurate. The Omissions form can be found on the intranet.

Regular Savings Investments/Automatic Investment Plans

Where an employee has set up a regular direct debit to automatically invest an amount in the same security, pre-approval is only required for the initial investment. The number of shares held must be updated at the time of the annual certification (see below).

Gifted Investments

Should you or a dependant receive an investment holding as a gift, you must provide the Compliance team with details of the holding and the date you received it. The information will then be added to your records. Please note, if we are insiders in the security at the time the gift is made, or if there is a strong conflict of interest between your holding the investment and our client’s current or future dealings, we reserve the right to require you to sell the investment.

Discretionary Account

Employees are permitted to have discretionary accounts and have their investments managed on a discretionary basis. In such circumstances the Compliance team must be notified of the existence of such accounts and who they are held with. It is not necessary to obtain authorization for transactions in discretionary accounts. If by the terms of the discretionary account agreement, or in practice, you participate in the investment decision making for your own account or that of a dependant then all trades will require authorization in accordance with the procedures of this Code.

Joint Accounts

Investments held jointly with any other persons will also be subject to the pre-approval requirements.

Investment Clubs

Membership of an investment club requires approval by the Compliance team. An approval form can be found on the intranet. As with discretionary accounts, if you participate in the decision making process for your own account or that of a dependant, then all trades will require authorisation in accordance with the procedures of this Code.

Compliance Oversight

Following receipt of a contract note, the Compliance team is responsible for updating the online system with details of the trade date and time, broker and price. At the same time, the Compliance team also checks that the pre-approval time is prior to the trade time, and that the trade was executed within 24 hours of the pre-approval time.

On a monthly basis, employee trades are reviewed to monitor that:

•                  the security was not on the insider list;

•                  (for sales) the security had been held for at least 60 days;

•                  (for purchases) the security had not been held for at least 60 days;

•                  the security has not been bought or sold on behalf of clients by the following groups of employees in the seven days either side of the client trade

•                  Investment desk

•                  Any employee who may have input to the investment decision made on behalf of a client

For the avoidance of doubt, the above includes any member of the Investment Risk and dealing desks.

Where a breach of the requirements is detected, error procedures are followed which include highlighting the breach to the Executive committee member to whom the relevant employee reports. As well as recording the breach on our error management system, for confidentiality purposes the Compliance team also manages a separate “Employee dealing breaches log”. The materiality of a breach is considered on a case by case basis. In determining whether a breach is material or not, the following factors may be considered:

•                  Any previous breaches of the Code by the employee. A number of minor breaches can be as serious as one significant breach.

•                  Whether the breach caused harm to client portfolios.

•                  The employee’s efforts to cooperate with the breach investigation.

•                  The employee’s efforts to correct their conduct.

All information supplied will be available for inspection by the SEC, FCA or any other regulatory or governmental organization. Such records will be retained by the Compliance team for at least five years, in accordance with Martin Currie’s recordkeeping policy.

US Listed Securities

Under Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”), if you are a director, officer, or a greater-than-10% shareholder with respect to any company that has a class of equity security listed on a US exchange, including any US closed-end fund advised or subadvised by Martin Currie, you are required to make certain filings with the SEC. In addition, you are restricted from trading within six months of obtaining such securities (except in certain specified circumstances). This is commonly known as the ‘blackout period’. It is your responsibility to determine if you are subject to Section 16 requirements and to arrange for appropriate filings. Please consult the Compliance team for more information.

Prohibition Against Insider Trading

As further described in the Insider dealing and market abuse policy, you and your dependants are prohibited from engaging in, or helping others engage in, insider trading. Generally, the “insider trading” doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

•                  trading while in possession of material, nonpublic information;

•                  communicating (“tipping”) such information to others;

•                  recommending the purchase or sale of securities on the basis of such information; or

•                  providing substantial assistance to someone who is engaged in any of the above activities.

This means that if you trade in a particular security or issuer at a time when you know, or should know that you are, in possession of material nonpublic information (“MNPI”) about the issuer or security, you may be deemed to have violated the insider trading laws. Because Martin Currie does not have Chinese walls in place to prevent the flow of information, when one employee is in possession of MNPI, all employees are also deemed to be in possession of MNPI. Therefore, Martin Currie as a whole could also be deemed to have violated the insider trading laws.

Information is considered to be material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions or if it could reasonably be expected to affect the price of a company’s securities. (Note: The information need not be so important that it would have changed the investor’s decision to buy or sell.)

Nonpublic information that should be considered material includes, but is not limited to;

•                  changes in dividend policies;

•                  earnings estimates;

•                  changes in previously released earnings estimates;

•                  significant merger or acquisition proposals or agreements;

•                  major litigation;

•                  liquidity problems and significant new products; and

•                  information concerning new or amended services or contracts.

Material information can also relate to events or circumstances affecting the market for a company’s securities such as:

•                  information that a brokerage house is about to issue a stock recommendation; or

•                  knowledge about a forthcoming newspaper column that will contain information that is expected to affect the market price of a security.

Information is considered nonpublic until such time as it has been published in a manner making it available to investors generally (e.g. through national business and financial news wire services and/or stock exchange announcements).

Insider List

In accordance with the Insider Dealing and Market Abuse policy, if you obtain MNPI about an investment, you must take action to prohibit Martin Currie, its employees and their dependants from dealing. This is achieved by sending an “all staff” email to notify all employees that they are now “insiders” in the company. On the back of your email, a member of the Sentinel team will add the company to the insider list maintained on the Sentinel system, which will prohibit any client trades in the security being processed. If you are in any doubt as to whether the information you have obtained is MNPI, you should contact the Compliance team. The companies on the insider list must not be discussed with any other person (inside or outside Martin Currie) without the prior consent of the Compliance team.

When a company is placed on the insider list, clients, employees and their dependants are prohibited from trading in the company’s shares until that company is removed from the insider list.

Sanctions

Insider trading violations may result in severe sanctions being imposed on the individual(s) involved and on Martin Currie. In the US these could involve administrative sanctions by the SEC, such as being barred from employment in the securities industry, SEC suits for disgorgement and civil penalties of, in the aggregate, up to three times the profits gained or losses avoided by the trading, private damage suits brought by persons who traded in the market at about the same time as the person who traded on inside information, and criminal prosecution which could result in substantial fines and jail sentences.

In the UK, the sanctions imposed by the FCA include fining both individuals and firms for breaching insider trading rules, as well as banning individuals from performing particular regulatory functions.

Even in the absence of legal or regulatory action, failure to comply with this Code may result in termination of your employment and referral to the appropriate authorities.

Record Keeping

Martin Currie is required to maintain the following records in respect of the Code:

Record	Location and timeframe
A copy of each version of the Code which has been in effect during the previous five years	An easily accessible place for five years after the last date they were in effect, the first two years within the Edinburgh office.

Any violations of the Code and of any action taken as a result	An easily accessible place for at least five years after the end of the fiscal year in which the violation occurs, the first two years within the Edinburgh office.
Copies of access persons’ written acknowledgement of receipt of the code A record of each initial holding report and annual certification of holdings made by each access person.	An easily accessible place for five years from the date the access person ceases to be employed, the first two years within the Edinburgh office
A copy of each contract note or quarterly transaction report provided by an employee	At least five years after the end of the fiscal year in which the contract note or quarterly transaction report was provided. For the first two years within the Edinburgh office.
Details of all Access Persons subject to the Code	An easily accessible place for five years after the access person ceased to be employed, for the first two years within the Edinburgh office.
Pre-approval records for any investments in IPOs or limited offerings made by an access person	At least five years after the end of the fiscal year in which the approval is granted

Date: April 1, 2000

Amended: November 7, 2002

Amended: February 26, 2003

Amended: February 1, 2005

Amended February 16, 2006

Amended: July 7, 2006

Amended: November 1, 2006

Amended: May 9, 2008

Amended: August 22, 2008

Amended: July 1, 2009

Amended: June 1, 2010

Amended: July 31, 2011

Amended: July 6, 2012

Amended: December 9, 2013

Amended: July 2014

Appendix 1 - Glossary

Access Persons

Defined to include any partner, director, officer or employee, as well as any other persons who provide advice on behalf of an investment adviser and are subject to the adviser’s supervision and control, who has access to nonpublic information concerning the purchase or sale of securities on behalf of, or nonpublic information regarding the portfolio holdings of any fund advised by Martin Currie, Inc. and any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with Martin Currie, Inc., or anyone who makes recommendations to clients, or who has access to such recommendations that are nonpublic.

Notifiable Investments

•                  UK or overseas equities quoted on a stock exchange

•                  Equity-related securities, for example:

•                  Warrants

•                  Convertible bonds

•                  Preference shares

•                  Depositary receipts

•                  All exchange traded funds (ETF’s)

•                  Unlisted securities - requires compliance pre-approval

•                  Corporate bonds

•                  Derivative instruments, for example:

•                  Futures

•                  Options

•                  Structured investments

•                  Equity swaps

•                  Shares in investment trusts, including those managed by Martin Currie

•                  Shares in offshore funds, including those managed by Martin Currie

•                  Shares in quoted closed-ended US mutual funds

•                  Rights issues and other non-mandatory corporate actions

•                  Spread betting

•                  Initial Public Offerings (IPOs)

•                  Private Placements (referred to as “limited offerings” in Rule 17j-1)

Non-notifiable investments

•                  US Mutual Funds

•                  Money market instruments and money market funds.

•                  Transactions in government or public (local authority) securities.

•                  UK securities issued via an open public offer, for which a general approval has been granted. These would generally include issues such as Government privatizations.

•                  Any acquisition of securities through the exercise of rights issued by an issuer pro-rata to all holders of a class of its security to the extent the rights were acquired in the issue.

•                  Transactions in life policies.

•                  Any investments made on a discretionary basis (i.e. where you have not made the investment decision)

•                  Shares in any UCITS compliant funds, for example OEICs and SICAVs*.

•                  Index futures and options†

•                  Mandatory corporate actions

•                  Commodities (including gold)

•                  Gilts and other government debt

•                  Participation in an investment club where you do not influence the club’s investment decisions

•                  Transactions covered by a Dependent Dealing Exemption Form

*However, please note that we require copy contract notes for any trades you place in one of the Martin Currie OEIC or SICAV funds as we need to retain this information on your employee dealing records.

†Indices must be suitably diversified, typically if an index has one constituent which represents more than 10%, this would not be deemed diversified. If in doubt, refer to Compliance.

Appendix 2 - Dealing Request Form

The form requires the following information to be provided:

•                  Shareholder name

•                 Your relationship to the shareholder

•                  Whether the trade is a buy or sell

•                  Security name

•                  Security country of quotation

•                  Security sedol

•                  Number of shares to be traded

•                  If you are selling a security, you must also confirm that you have not already bought the security within the past 60 days.

•                  If you are a product manager, you must also confirm that you do not intend to trade for clients in the security in the next seven days

The form cannot be submitted unless all of these fields have been populated.